                                                                        EX 10.20


 CONFIDENTIAL TREATMENT HAS BEEN SOUGHT FOR PORTIONS OF THIS DOCUMENT MARKED
     WITH " * " AND SUCH PORTIONS HAVE BEEN FILED SEPARATELY WITH THE SEC


                       [Contintenal Airlines Letterhead]



August 16, 1996

Mr. John Hershner
Director of Properties
Frontier Airlines, Inc.
12015 East 46th Avenue
Denver, CO 80239

     RE:  DIA - CONTINENTAL HANGER FACILITY

Dear John:

After reviewing the Art Voss memorandum of August 9, 1996 and our conversations this past week, the following will summarize Continental's position:

1. Effective September 23, 1996, Frontier and Continental will negotiate for the entering into of a sublease agreement for certain hangar, office, and related maintenance space totaling approximately 43,437 square feet (approximately 34,384 exclusive and 9,053 common area) located at the Continental Maintenance Facility at Denver International Airport. The sublease shall contain the terms and conditions set forth below.

2. Frontier will pay Continental * for this exclusive and joint use space in equal monthly installments. This amount includes utilities and common M&O expenses. A * security deposit is required in the form of cash or irrevocable letter of credit.

3. The term of this sublease agreement will be two years. Frontier or Continental may terminate this agreement at any time after the first year upon ten months' written notice. If a third party offers to sublease the entire hangar from Continental, Frontier will have a right of first refusal to take the deal on the same terms offered by the third party. If Frontier declines, Continental may terminate Frontier's sublease with five months' written notice. In addition, Continental may terminate Frontier's sublease upon five months' written notice if Continental determines to reoccupy the entire hangar.

4. This proposal is subject to normal corporate approvals by Continental Airlines or from any other party from whom approval may be required. Further, each party agrees that any commitment expressed herein shall not be binding until fully executed documents are exchanged by both parties and all necessary approvals have been obtained in written form.

Mr. John Hershner
August 16, 1996
Page 2


As previously discussed, Frontier will be obligated to pay separately for maintenance equipment and tooling pursuant to agreement reached between Jon Bartram and Bill Meehan.

If this letter represents acceptable terms and conditions, please acknowledge by signing and returning it to my attention. I will begin preparing an agreement for this transaction. If you have any questions, please do not hesitate to contact me.

Sincerely,

/s/ Jeffrey W. Kelly                     FRONTIER AIRLINES, INC.

Jeffrey W. Kelly
Corporate Real Estate
                                         Read, Acknowledged & Accepted

                                         By:  /s/ Samuel Addoms

                                         TITLE:  President

                                         DATE:   August 19, 1996


cc:  Blake Burke
     Ben Curran
     Bill Meehan
     Joe Megna
     Randy Miller
     Holden Shannon